Exhibit 10.19.1

JOINT MARKETING AGREEMENT

This joint marketing agreement (the "Agreement") is hereby entered into by and between Pharmacy Management Strategies, LLC (“PMS”), a [ENTER STATE OF ORGANIZATION] limited liability company, having an office located at [ENTER PMS’s OFFICE ADDRESS], and Single Touch Interactive Inc., a Nevada corporation having an office located at Newport Corporate Center, 100 Town Square, Jersey City, NJ, 07310 (the “STI”) (PMS and the STI are sometimes collectively referred to herein as the “Parties” or the “Party” individually), as of this 14th day of March,2012 (the “Effective Date”).

Whereas, PMS is expert at marketing and other persuasive communications relating to health care and health insurance, as well as certain other ad hoc industry segments (the “PMS Service”); and

Whereas, all of PMS’s members and others with any actual or potential direct or indirect pecuniary interests or other stakes include Anthony V. Milone and Gavin A. Scotti; and

Whereas, STI engages in the development, publishing, and distribution of wireless applications in the United States, and is a technology based mobile media solutions provider which has developed, inter alia, a multi-channel messaging gateway enabling marketers to reach consumers on all types of connected devices including cell phones across certain wireless providers and other mobile and digital means, as well as, where appropriate, traditional communications channels (the “STI Product” as defined hereinbelow); and

Whereas, the STI Product includes such software, methods, other utilities, and/or services which perform, inter alia, short messaging service text messages (“SMS Messages”), SMS Messages with embedded Uniform Resource Locator (“URL”) links  (such SMS Messages with embedded URL links “Rich Text Messages” or “RTM Messages”), Multimedia Messaging Service Messages (“MMS Messages”), and voice messages (“Voice Messages”) (the four such types of messages as may later be expanded collectively the “Messages” or “Messaging”).  In addition, and without limiting the foregoing, STI offers through its patented and other proprietary intellectual, tangible, and other property, inter alia, mobile-related services, including those to which reference can be made (without in any way limiting the scope of any aforementioned related property rights) as STI’s “Mobile Abbreviated Dial Code (MDC/ADC) Platform”, “Mobile Digital Coupon Solution”, “Mobile Machine – Content Delivery Platform”, “Campaign Management System” and any other such similar products that STI may develop from time to time which may be employed in connection with this Agreement (all Messaging, as explained in the first sentence hereof, and all related property and services, as explained in the second sentence hereof, hereinafter collectively referred to as the “STI’s Product”); and

Whereas, PMS and the STI plan to go to market together with joint efforts for the sale of either or both of the PMS Service and/or the STI Product and to memorialize with a Statement of Work (“SOW”) any later project the details which are not already provided herein but may be incorporated herein by reference; and

Whereas, PMS and STI desire to enter into a two-fold relationship where:

(1) PMS assists with the solicitation, contracting, revenue generation, and further penetration of new clients (“New Business Efforts”) for STI, and

(2) STI assists with New Business Efforts for PMS; and

Whereas, PMS is willing to provide New Business Efforts for STI for the companies listed in Exhibit A (the “Initial STI New Business Prospects”), as well as any other such prospective clients for STI which both STI and PMS agree to pursue; and

Whereas, STI is willing to provide New Business Efforts for PMS for any prospective clients for PMS which both STI and PMS agree to pursue; and

Whereas, the STI Product utilizes patents, copyrights, trade secrets, proprietary technology, confidential information and/or “know how” owned by or licensed to STI; and

Whereas, each Party recognizes and agrees that this Agreement cannot be an exclusive one (because, by way of example only, a given prospective client might wish to engage one Party but not the other Party) such that either Party can expend New Business Efforts with third parties under terms, conditions, and business practices (including, but not limited to, with due consideration of any confidentiality agreements between the Parties as provided hereinbelow and any other such agreements to which a Party may become found with a third party) not otherwise at variance with this Agreement.

Now therefore, in consideration of the mutual agreements and covenants contained herein, the Parties hereby agree as follows:

1.	The Parties’ Obligations Concerning New Business Efforts:

1.1.
Appropriate personnel of each Party will meet regularly and on an ad hoc basis in furtherance of the New Business Efforts of both.    Initially such regular meetings will be weekly with agreed agenda reflecting each related solicitation effort, the responsibilities of each individual, and the progress made since the last such meeting.   The Parties may agree to change such scheduling from time to time.

1.2.
The efforts of personnel of each Party, as well as of other persons deemed necessary, for the solicitation of each prospective client will be coordinated and agreed.   Only thereafter will any New Business Efforts relating to such prospective client be made.

1.3.
Neither Party shall be compelled to accept any client engagement arising out of the New Business Efforts of either or both Parties (or pay any associated Fees as provided hereinbelow), and the New Business Efforts, whether successful (in achieving Net Revenue as defined hereinbelow subject to Fees) or not, will create any presumption as to entitlement to Fees, property interests, or other rights except as expressly provided in this Agreement or any later Statement of Work (“SOW”) later appended to and incorporated into this Agreement.

1.4.
All Messages, other communications, and information and records will comply with all legal and quasi-legal requirements, including, but not limited to, the Health Insurance Portability and Accountability Act (“HIPAA”); the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM”); the Children’s Online Privacy Protection Act (“COPPA”); related federal, state, and local laws, regulations, and administrative pronouncements and guidelines; and the guidelines of the Mobile Marketing Association.

2.	The Parties’ Obligations concerning Fees:

2.1.
STI, will cause its parent company, Single Touch Systems, Inc. (“SITO”), a Delaware corporation, to issue a warrant (the “New Warrant”) in the form of that certain warrant called a Stock Option and dated June 28, 2011 (the “Old Warrant”.)   All terms and conditions of the New Warrant will be the same as those of the Old Warrant, except that that the Exercise Price (as defined in the Old Warrant and as shall be reiterated without change in the New Warrant) shall be $0.30 rather than $0.80 (as was provided in Section 2(b) of the Old Warrant.)  For the avoidance of doubt, the Termination Date of the New Warrant, with one million (1,000,000) Stock Option Shares (as defined in the recital of the Old Warrant and shall be reiterated without change in the New Warrant) shall continue to be June 28, 2014 (the third anniversary of the Old Warrant as provided in the recital of the Old Warrant and will remain unchanged in the New Warrant.)  Concurrently with PMS’s receipt of the New Warrant, PMS shall return to SITO the Old Warrant, and all rights, obligations, terms and conditions of the Old Warrant will be extinguished and supplanted entirely by those of the New Warrant.

2.2.
In consideration of Referral Revenue (as defined hereinbelow) earned and collected by one Party, the Party that has collected such Referral Revenue will pay a fee equal to fifteen percent (15%) of such Referral Revenue (the “Ordinary Fee”.)  In addition, and without limiting the foregoing, following any calendar year, (i) within the Term (as defined hereinbelow) or (ii) including any portion of the post-termination period described by any of the situations enumerated within Section 9.6 (but not any post-termination period described by any of the situations enumerated within Section 9.7) an extraordinary fee equal to three percent (3%) of such Referral Revenue earned and collected in such preceding calendar year (the “Extraordinary Fee”) will be payable; provided, however, that any such Extraordinary Fee will be so due and payable if and only if such just-ended calendar year Referral Revenue is at least the Additional Fee Referral Revenue Threshold (as defined in this Section 2.2.)  The Additional Fee Referral Revenue Threshold shall be ten million dollars ($10,000,000); provided, however, that should the Term not include all calendar days of such just-completed calendar year then for such just-completed calendar year the Additional Fee Referral Revenue Threshold shall be ten million dollars ($10,000,000), multiplied by a fraction, the numerator of which shall be the number of calendar days of the Term included in such just-completed calendar year and the denominator of which shall be the number of calendar days included in such calendar year, viz, 365 for any non-leap year and 366 days for any leap year.  For the avoidance of doubt, all such just-ended calendar year Referral Revenue, not just that Referral Revenue for such just-ended calendar year that is in excess of such Additional Fee Referral Revenue Threshold, shall be subject to any such Extraordinary Fee.  For the purposes of this Agreement, “Fee” or “Fees” shall always include such Ordinary Fee(s) but will only also include such Extraordinary Fee(s) where explicitly provided above within this Section 2.2

2.3.
Referral Revenue shall mean Net Revenue (as defined hereinbelow) earned and collected by one Party that would not be so earned and collected but for the efforts of the other Party.    For these purposes Net Revenue shall be so deemed to be Referral Revenue with respect to any prospective client converted into an actual client of the Party so referred only if all three of the following conditions are met, viz: (i) a representative of the referring Party makes the initial introduction of the other Party to the prospective client; (ii) a senior representative of the referring Party personally participates in most of the New Business Efforts meetings, calls, emails, or other direct solicitations of the prospective client; and (iii) a senior representative of the referring Party personally participates in the proposal and contract negotiations with such prospective client.  For the avoidance of doubt, any prospective client, whether listed as one of the STI New Business Prospects on Schedule A or not, must meet all three such criteria in order for any related Net Revenue from such prospective client to be considered Referral Revenue.

2.4.
Net Revenue shall be defined as receipts for (i) commissions (including discounts and rebates not due to a client); (ii) fees (charges to a client not reflecting costs recharged, whether overtly or as part of and subsumed within such fees, all as provided in this Section 2.4) to clients; (iii) mark-up on production and materials purchase outside or produced in-house; (iv) hours billed to a client; and (v) charges for Messages.    Net Revenue shall not include (and shall be reduced if inclusive of, whether or not overtly noted on client invoices and/or in other correspondence): (i) interest and other financial source income; (ii) discounts gained from early payment of suppliers; (iii) rental income (other than rental of tangible personal property and licensure of intellectual property of STI, whether or not embedded in and/or subsumed in the related charges for STI tangible personal property integral to the STI Product); (iv) capital gains or losses on sales of assets; (v) foreign exchange gains or losses (except to the extent of any realized foreign exchange gains or losses relating to the difference in exchange rates at the time of billing Referral Revenue and collecting such Referral Revenue subject to the Fees); (vi) miscellaneous income (subject to the prior written agreement by STI and PMS); (vii) out-of-pocket expenses (including, but not limited to, travel costs, valid business meals, and external printing) recharged to a client; and (vii) costs of Messaging and other telephonic and similar carriers’ charges, interconnections fees, co-location fees, and other direct costs associated with and representing a diminution hereunder to Net Revenue.

2.5.
As provided in the final recital of this Agreement, the Parties recognize and acknowledge that their relationship is not an exclusive one.   In keeping with such non-exclusivity, each Party acknowledges and accepts that it is not entitled to any preference or other rights with respect to New Business Efforts or actual or expected future Net Revenue with respect to any client not subject to Fees under this Agreement.  For the avoidance of doubt, neither Party will be entitled to any Fees with respect to Net Revenues independently developed by the Party earning and collecting such Net Revenue.

2.6.
In keeping with Section 2.1 hereof, STI and PMS will plan and agree a budget for travel, entertainment, events, and similar components of the New Business Efforts.   Unless otherwise agreed by the Parties, which agreement can be varied during a month in light of ad hoc prospective client opportunities that may arise after any such monthly or other planning session, STI will pay for (after receipt of expense reports with receipts acceptable to STI) a monthly budget equal to the lesser of: (i) ten thousand dollars ($10,000) or (ii) that amount which is deemed necessary and prudent (including consideration of STI’s financial position) to incur by both Parties (the lesser of such two amounts paid by STI the “STI Marketing Spend”.)

2.7.
From the commencement of the Term (as provided hereinbelow) fifty percent (50%) of the STI Marketing Spend will be counted cumulatively from the Effective Date as a prepayment of any Fees due to PMS (any such amount for any month that month’s “STI Monthly Prepayment” and the cumulative amount of such STI Prepayment for all months since the Effective Date “Cumulative STI Prepayment”.)

2.8.
No later than the tenth (10th) day following any month each Party will submit, via email, to the other Party details, for the month just concluded, of: (i) billings of Referral Revenue, (ii) collections of the Referral Revenue, (iii) expenses incurred against the STI Marketing Spend (and the supporting documents for such STI Marketing Spend), (iv) within such STI Marketing Spend the STI Monthly Prepayment, and (v) the reconciliation of the Cumulative STI Prepayment (as provided hereinbelow.)

2.9.
Within seven (7) days of the reports as provided in Section 2.8, the Parties will agree the reconciliation of the amount payable, if any, by one Party to the other Party.    Any such amount payable will be a net payment, with the full exercise of the right of offset for any amount due from one Party to another to be offset against any amount due from the other Party to the first Party.

2.10.
The amount payable by one Party following the reconciliation will be calculated in accordance with the following priority and chronology.  Firstly, STI will be liable to repay PMS for any STI Marketing Spend for the month being reconciled.   Secondly, the STI Monthly Prepayment component of that month’s STI Marketing Spend will be offset (that is treated as prepayment) of any Fee due and otherwise payable from STI to PMS for that month’s Referral Revenue collected by STI and properly credited to PMS as provided hereinbefore.   Thirdly, the Fee due and otherwise payable by PMS to STI for that month’s Referral Revenue collected by PMS and properly credited to STI as provided hereinbefore will be reduced by all amounts properly charged against such amount as provided hereinbefore (including, for the avoidance of doubt, any Cumulative STI Prepayment not already recouped by STI by offset against or payment from PMS in prior months starting with the Effective Date.)

2.11.
The payment of such net amount due one Party to the other Party for such just-completed month will be calculated in accordance with the one relevant situation of the following all-inclusive list of all  mutually-exclusive sets of possible circumstances, viz, in the event that:  (i) there has been no activity for that month no payment will be made by any Party to the other Party; (ii) the only activity for that month has been the incurrence by PMS and acceptance of STI Marketing Spend by STI, then STI will reimburse PMS for that month’s STI Marketing Spend; (iii) the STI Marketing Spend to be reimbursed by STI to PMS for that month is in excess of all other components of net effect of all other amounts so reconciled (excluding, for the avoidance of doubt, such month’s STI Marketing Spend so reimbursable to PMS but including the taking into account of any Cumulative STI Prepayment not already recouped by STI via offset and/or payment from PMS to STI in the preceding months of the Term as such Term may be extended as provided hereinbelow), then STI will reimburse PMS for such excess; (iv) there is a net payment due from STI to PMS (taking into consideration all amounts so reconciled for that month and all Cumulative STI Prepayment not already recouped by STI via offset and/or payment from PMS to STI in the preceding months of the Term as such Term may be extended as provided hereinbelow), then STI will pay that net amount to PMS; or (v) there is a net payment due from PMS to STI (taking into consideration all amounts so reconciled for that month and all Cumulative STI Prepayment not already recouped by STI via offset and/or payment from PMS to STI in the preceding months of the Term (as such Term may be extended as provided hereinbelow), then PMS will pay such net amount to STI.

2.12.
Without in any way affecting the foregoing parts of this Section 2 or Section 3, either Party may consider, in its sole and absolute discretion, a grant of equity (whether in the form of options, warrants, shares, membership interests, or otherwise) of  such Party or its related companies and/or affiliates to the other Party for exemplary performance.  For the avoidance of doubt with respect to the preceding sentence, any such grant would be, in the case of STI, of a warrant over or shares of SITO, any such warrant or share grant to be made at the sole and absolute discretion of the SITO Board of Directors and, in the case of PMS, membership interests in PMS, any such membership interest grant to be made at the sole and absolute discretion of [ENTER ULTIMATE GOVERNING BODY] of PMS.  Even in the event of exemplary performance by either or both Parties, no obligation of a grant can be implied by the existence of this Section 2.12.  No reliance in any manner can be placed upon oral, written or other communications by the Parties or its employees or agents to infer any obligation of any grant.

3.	Payment, Audit:

3.1.
Payment. The net amount due one Party to the other Party, if any, as calculated in accordance with Section 2.11 will be made no later than the last day of the month following the month just reconciled.

3.2.
Audit.  Each Party shall maintain records of all activities subject to payments pursuant to this Agreement.  Each Party shall permit an independent certified public accountant designated by the other Party to have access, at a mutually agreed upon time during normal business hours, to the records and books of account which relate solely to this Agreement for the purpose of determining whether the appropriate amounts have been paid.  Such audits may not be required more often than once every year; provided, however, that either Party may audit the other within six (6) months of any audit in which a discrepancy of five percent (5%) or greater is discovered.  If a discrepancy is discovered, the Party in whose favor the error was made will promptly pay the amount of the error to the other Party. The Party requesting the audit will pay the cost of the audit; provided, however, that if a discrepancy is discovered of five percent (5%) or greater, then the audited Party will be required to pay the reasonable costs of the audit.

4.	Trademarks and Other Intellectual Property:

4.1.
Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party a limited license for the Term but not thereafter to use the licensor’s trademarks (the "Licensed Marks") on the licensee’s Website or other promotional material solely for purposes contemplated in this Agreement, but only after receipt of written approval for such prospective promotional use.

The Parties acknowledge and agree that (i) the licensor’s Licensed Marks are and shall remain the sole property of the licensor, and (ii) nothing in this Agreement shall convey to licensee any right of ownership in the licensor’s Licensed Marks.

4.2.
Nothing in this Agreement shall affect a Party's rights to its intellectual property existing at the effective date of this Agreement or developed independently of the activities under this Agreement that is under the control of either Party and that is reasonably necessary, relevant or otherwise useful for performing the activities under this Agreement.  For the purposes of this definition “control” means ownership and/or the right to grant access or licenses to third parties.  “Intellectual Property” shall mean all patents, trademarks, utility certificates and models, inventors’ certificates, copyrights, database rights, designs, domain names, trade secrets and any other proprietary rights, priority rights, prior user rights and all other rights of a like nature in each case whether registered or unregistered and in any jurisdiction.

5.	Limitation of liability:

5.1
In no event shall either Party be liable to the other for any indirect, special, incidental, punitive, or consequential damages, including, but not limited to, loss of profits, loss of data, loss of business or other loss arising out or resulting from this Agreement even if either Party has been advised of the possibility of such damages.  The foregoing shall apply regardless of the negligence or other fault of either Party and regardless of whether such liability sounds in contract, negligence, tort or any other theory of liability.

6.	Confidentiality

6.1.
Confidentially Obligations.  Either Party (the "Disclosing Party") may from time to time disclose Confidential Information to the other Party (the "Recipient").  "Confidential Information" is all nonpublic information concerning the business, technology, internal structure and strategies of the Disclosing Party which is conveyed to the Recipient orally or in tangible form and is either marked as "confidential" or which is identified as "confidential" prior to disclosure.  During the Term of this Agreement and for a period of four (4) years thereafter, Recipient will keep in confidence and trust and will not disclose or disseminate, or permit any employee, agent or other person working under Recipient's direction to disclose or disseminate, the existence, source, content or substance of any Confidential Information to any other person. Recipient will employ at least the same methods and degree of care, but no less than a reasonable degree of care, to prevent disclosure of the Confidential Information as Recipient employs with respect to its own confidential patent data, trade secrets and proprietary information.  Recipient's employees and independent contractors will be given access to the Confidential Information only on a need-to-know basis, and only if they have executed a form of non- disclosure agreement with Recipient which imposes a duty to maintain the confidentiality of information identified or described as confidential by Recipient and after Recipient has expressly informed them of the confidential nature of the Confidential Information.  Recipient will not copy or load any of the Confidential Information onto any computing device or store the Confidential Information electronically except in circumstances in which Recipient has taken all reasonable precautions to prevent access to the information stored on such device or electronic storage facility by anyone other than the persons entitled to receive the Confidential Information hereunder.

6.2.
Permitted Disclosures.  The commitments in this Section 6 will not impose any obligations on Recipient with respect to any portion of the received information which: (i) is now generally known or available or which, hereafter through no act or failure to act on the part of Recipient, becomes generally known or available; (ii) is rightfully known to Recipient at the time of receiving such information; (iii) is furnished to Recipient by a third party without restriction on disclosure and without Recipient having actual notice or reason to know that the third party lacks authority to so furnish the information;  (iv) is independently developed by Recipient; or (v) is required to be disclosed by operation of law or by an instrumentality of the government, including but not limited to any court, tribunal or administrative agency.

7.	Patient Data Confidentiality:

7.1.
In keeping with, and for further clarification of, the obligations of the Parties to comply with relevant laws, as provided in Section 1.4 (and without limiting in any way such covenants within Section 1.4), Each Party acknowledges and agrees that it will comply with all provisions applicable to it in connection with its use and disclosure of Protected Health Information (“PHI”) as that term is defined in HIPAA. Each Party agrees that it will not combine or compare or otherwise use any of the Measurement Data against or with data received by it from any other person or entity that includes data elements expressly listed as identifiable under HIPAA. Each Party shall retain, and make available to the other upon request, documentation of the methods and results of the analysis justifying such determination. Notwithstanding anything in the foregoing or this Agreement to the contrary, in the event there are changes in HIPAA that would materially impact the ability either of STI or PMS to comply with HIPAA or the terms thereof (including, but not limited to, as a result of increased costs to either Party relating to compliance with HIPAA), the parties shall have the option to terminate this Agreement without any further obligations to the other except as otherwise provided herein.

8.	Indemnification; Limitation

8.1.
STI shall indemnify defend, and hold PMS harmless from and against all claims, damages, liabilities, losses, judgments, costs or expenses, but not attorney’s fees, arising out of (i) the STI's breach of the terms of this Agreement, (ii) STI's non-compliance with any applicable federal, state and local law or other requirements relating to any of the transactions contemplated by this Agreement, or (iii) the STI's misuse of the intellectual property of PMS. STI shall have the sole control over the said defense and the resolution of such claims, provided, however, that PMS may, if it so chooses and at its own expense, participate in its own defense with counsel of its own choosing. Notwithstanding the foregoing, STI shall obtain the written consent of PMS prior to ceasing to defend, settling or otherwise disposing of any claims hereunder, if as a result thereof, PMS would become subject to injunctive or other equitable relief or the business of PMS would be adversely affected in any manner. This indemnification provision shall survive the termination or expiration of this Agreement.

8.2.
PMS shall indemnify defend and hold STI harmless from and against all claims, damages, liabilities, losses, judgments, costs or expenses, but not attorney’s fees, arising out of (i) PMS’s breach of the terms of this Agreement, (ii) PMS's non-compliance with any applicable federal, state and local law or other requirements relating to any of the transactions contemplated by this Agreement, or (iii) PMS's misuse of the intellectual property of STI.  PMS shall have the sole control over the said defense and the resolution of such claims, provided, however, that STI may, if it so chooses and at its own expense, participate in its own defense with counsel of its own choosing.  Notwithstanding the foregoing, PMS shall obtain the written consent of STI prior to ceasing to defend, settling or otherwise disposing of any claims hereunder, if as a result thereof, the STI would become subject to injunctive or other equitable relief or the business of the STI would be adversely affected in any manner. This indemnification provision shall survive the termination or expiration of this Agreement.

8.3.
Neither Party nor its affiliates, employees, agents, independent contractors, officers or directors will be liable for any incidental, special, consequential or punitive damages or amounts for loss of income, profits or savings arising out of or relating to its performance or failure to perform under this Agreement, regardless of the basis on which a Party is entitled to claim damages, whether in contract or tort (including breach of warranty, negligence and strict liability), even if such Party has been advised of the possibility of such damages in advance.

9.	Term And Termination

9.1.
The term of this Agreement shall commence upon the Effective Date and shall continue for three (3) years (the "Term"). Thereafter, the Term will automatically be renewed for successive terms of one (1) year unless either Party notifies the other Party of termination no later than ninety (90) days prior to the beginning of the forthcoming annual Term extension in writing.

9.2.
The Parties hereto may terminate this Agreement prior to the end of the Term (as such Term may be extended in accordance with Section 9.1): (i) with mutual written consent at any time, (ii) under the circumstances are provided in Section 7.1, (iii) under the circumstances provided in Section 9.3, (iv) under the circumstances provided in Section 9.4, or (v) under the circumstances provided in Section 9.5.

9.3.
If either Party is in default of any material provision of this Agreement and such default is not cured within thirty (30) days of receipt of written notice, the non-breaching Party shall have the right to terminate this Agreement.  The remedy set forth in this Section 9.3 shall be non-exclusive and the non-terminating Party shall have all other remedies available at law and in equity.

9.4.
Either Party shall have the right to terminate this Agreement in writing immediately if the other Party (i) voluntarily or involuntarily becomes the subject of a petition in bankruptcy or of any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (ii) admits in writing its inability to pay its debts as they become due.

9.5.
Either Party shall have the right to terminate this Agreement in writing immediately if such Party notifies the other Party of substantial and/or regular service quality complaints from clients serviced jointly or vendors employed mutually of a serious nature such that continuance of the relationship under this Agreement could substantially diminish the business and/or reputation of the complaining Party and such valid complaints are not cured within thirty (30) days of the receipt of written notice.

9.6.
In the event that this Agreement is terminated (i) pursuant to Section 7.1, (ii) via elective non-renewal (as provided in Section 9.1), or (iii) by mutual consent (as provided in accordance with Section 9.2), then the Parties will continue to make monthly reconciliations and make payments in accordance with Sections 2 and 3 for the remaining months (as of the date of termination) of the period of sixty-six (66) months for each client whose Net Revenue is Referral Revenue subject to Fees (such sixty-six-month period for any such client commencing with the first month for which Referral Revenue subject to Fees is earned from such client), including, for the avoidance of doubt, Referral Revenue subject to Fees earned and collected in such post-termination period for any such client and any Cumulative STI Prepayment not recouped by STI (via offset and/or payment from PMS to STI) as of the effective date of such termination.   If, at the end of last month when any such Fees may be payable, there remains any Cumulative STI Prepayment not recouped by STI, PMS will repay such amount to STI no later than the last day of the following month.  No more monthly reconciliations or payments will be required following the end of such final month following termination for the reasons listed in this Section 9.6.  For the avoidance of doubt and to amplify internal consistency of this Agreement, all reference to Fees in this Section 9.6 shall always include Ordinary Fees but will include Extraordinary Fees only in the event that the condition precedent for any obligation to pay any such Extraordinary Fee, as provided in Section 2.2, is met.

9.7.
In the event that this Agreement is terminated for any reasons not listed in Section 9.6, which, for the avoidance of doubt and without limiting the foregoing, could be only pursuant to Section 9.3 (relating to uncured breach), Section 9.4 (relating to bankruptcy, insolvency, or similar situations), or Section 9.5 (relating to uncured substantial service quality complaints),  then no Net Revenue (whether or not such Net Revenue would otherwise qualify as Referral Revenue) earned following such a termination will be subject to Fees, and for each of the following three (3) months following termination the Parties will continue to reconcile amounts and make payments in accordance with Sections 2 and 3 (except that such Net Revenue that would otherwise qualify as Referral Revenue and be subject to Fees will not so qualify, not so be subject, and not be included in any such reconciliations and payments, but such continuing reconciliations and payments will continue to take into consideration any Cumulative STI Prepayment not recouped by STI as of the date of termination.)   If, at the end of such three-month period, there remains any Cumulative STI Prepayment not recouped by STI, PMS will repay such amount to STI no later than the least day of the following month (i.e., the fourth month following termination.)  No more monthly reconciliations or payments will be required following the end of such fourth month following termination for the reasons listed in this Section 9.7.  For the avoidance of doubt and to amplify internal consistency of this Agreement, all reference to Fees in this Section 9.7 shall always include Ordinary Fees but will never include Extraordinary Fees.

9.8.	The rights and obligations under Sections 5 through 8, Section 9.6, and Section 9.7 shall survive after the expiration or earlier termination of this Agreement.

10.	Regulatory Approval

10.1
Each Party hereby represents to the other that it is not aware of the need for it to procure any state or federal regulatory approvals for the PMS Service nor the STI Product. The Parties agree to immediately notify each other if one becomes aware of any such approval requirement at any time during the effective period of this Agreement.

11.	Assignment

11.1.
Neither Party may sell, assign, transfer or otherwise convey any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party, except that a Party's rights hereunder may be transferred to a successor of all or substantially all of the business and assets of the Party (no matter how the transaction or series of related transactions is structured).

11.2.	Whenever the members or others with stakes in PMS may change from the list on the first (1st) page hereof (as such list may be updated from time to time), PMS will promptly notify STI of such change.

12.	Entire Agreement

12.1.
This Agreement constitutes the entire understanding and agreement between the parties, and supersedes all previous agreements (whether written or oral) concerning the subject matter hereof.  This Agreement may not be amended or supplemented except by a written document executed by the Parties to this Agreement, which amendment and supplementation can be effectuated, without limitation, via an SOW incorporated herein (with any such amendment or supplementation applicable only to the subject matter of such SOW unless expressly noted as applicable to the entirety of this Agreement in such SOW.)  For the avoidance of doubt, this Agreement, in particular Section 2.1 hereof, represents complete and final resolution of any amounts that might be claimed under that certain May 13, 2011 agreement (the “May Agreement”.)    Furthermore, the Parties acknowledge and agree that the Old Warrant, when issued, represented complete and adequate consideration in full satisfaction of all rights and obligations under that May Agreement and that the Old Warrant was given and received in consideration of a complete and irrevocable release of both Parties from any further rights, obligations, or liabilities from the May Agreement.  Finally, the Parties acknowledge and agree that the New Warrant does not in any way limit the foregoing and represents complete and adequate consideration in satisfaction of the Old Warrant, which Old Warrant becomes void and unenforceable in any way with the issuance of the New Warrant in place of the Old Warrant.

13.	Dispute Resolution; Governing Law and Venue

13.1
This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to choice or conflict of laws rules.   Any and all disputes shall be resolved with binding arbitration before a single arbitrator of the American Arbitration Association (“AAA”) in the City, County, and State of New York.  Each Party will bear the costs of its legal and other advisors, but each Party will share equally in the costs of arbitration, which costs shall include only fees and costs charged by the AAA and/or by such arbitrator.   Notwithstanding such agreement for binding arbitration, in the event of an action properly brought for equitable relief for which arbitration cannot be required such action will be brought in a state or federal court sitting in the City, County and State of New York, and each Party hereby consents to the jurisdiction of said courts.

14.	Notices

14.1
All notices provided hereunder (with the exception of invoices and payments) shall be in writing and shall be delivered by a national overnight courier service (with proof of delivery) or mailed by certified mail, return receipt requested. Notices shall be deemed effective on the earlier of when deposited with a recognized national overnight courier service or when received by certified mail.  STI’s and PMS's respective addresses for notice purposes shall be as set forth on the first page of this Agreement, unless either Party notifies the other as provided herein that notices to such Party should be sent to a different address.

15.	Force Majeure

15.1
Neither Party hereto shall be in default hereunder by reason of its delay in the performance or failure to perform any of its obligations hereunder for any event, circumstance, or cause beyond its control such as, but not limited to, acts of God, civil disobedience acts or occupations, strikes, lock-outs, general governmental orders or restrictions, war, threat of war, hostilities, revolution, riots, epidemics, power shortages, fire, earthquake, or flood. The Party affected by any such event shall notify the other Party within a maximum period of fifteen (15) days from its occurrence. The performance of this Agreement shall then be suspended for as long as any such event shall prevent the affected Party from performing its obligations under this Agreement.

16.	Severability

16.1
The provisions of this Agreement are severable, and  in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

17.	Waiver

17.1
17.1  The waiver of a default hereunder by one Party may be accomplished only by a written acknowledgment signed by the other Party and shall not constitute a waiver of any other default.  The failure of either Party to enforce any right or remedy for any one default shall be deemed a waiver of said right or remedy if the Party persists in such default or commits any other default, but no such actual or deemed waiver will in any way affect the validity of this Agreement or any part hereof or amend any other part of this Agreement.

18.	Independent Parties; No Third-Party Beneficiary

18.1
Nothing in this Agreement shall be deemed to constitute, create, give effect to or otherwise recognize an employment relationship, agency, partnership, joint venture or formal business entity of any kind or create a fiduciary or similar relationship between the Parties; and the rights and obligations of the Parties shall be limited to those expressly set forth herein.  The parties do not intend, and nothing in this Agreement shall be deemed, to give any person or entity other than the Parties hereto any right or interest based on this Agreement.

19.	Counterparts

19.1
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same agreement. Any signature page of any such counterpart may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

PHARMACY MANAGEMENT SOLUTIONS, LLC	SINGLE TOUCH INTERACTIVE, INC.

By: /s/ Anthony Malone	By: /s/ John Quinn

Title: Director	Title: Chief Financial Officer

Schedule A

Walgreens (Deerfield, IL)

CVS Caremark (Woonsocket, RI)

Rite-Aid (Camp Hill, PA)

Health Mart (San Francisco, CA)

Kerr [ENTER CITY & STATE]

Kroger (Cincinnati, OH)

Katz Group (Edmonton, Alberta, Canada)

Safeway (Pleasonton, CA)

Shoppers Drug Mart (North York, Ontario, Canada)

Sears Holdings/Kmart (Hoffman Estates, IL)

Medicine Shoppe International (Dublin, OH)

Supervale (Minneapolis, MN)

Publix Super Markets (Lakeland, FL)

Ahold USA (Braintree, MA)

Albertsons (Boise, ID)

Winn-Dixie Stores (Jacksonville, FL)

[ADD INSURERS AND ANY OTHER LIKELY NEW BUSINESS PROSPECTS]